SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549


                              FORM 12b-25

                                     Commission File Number:    NONE
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                      NOTIFICATION OF LATE FILING

     (Check One): [x] Form 10-K  [ ]  Form 11-k  [ ]  Form 2-F
[ ]  Form 10-Q  [ ]  Form N-SAR

For Period Ended:
                         December 31, 1998
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[ ] Transition Report on Form 10-K [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:
______________________________________________________________________

        READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
                         PLEASE PRINT OR TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
______________________________________________________________________

______________________________________________________________________


                    PART I.  REGISTRANT INFORMATION


Full name of registrant

                         Access Power, Inc.
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Former name if applicable

_______________________________________________________________________


Address of principal executive office (STREET AND NUMBER)

             10033 Sawgress Drive West, Suite 100
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City, State and Zip Code

             Ponte Vedra Beach, Florida, 32082
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                   PART II.  RULE 12B-25 (B) AND (C)



     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X]
     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                         PART III.  NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not
be  filed within the prescribed time period.   (Attach extra sheets if
needed.)

     The reporting company is a development stage company with minimal personnel and other resources. The reporting company had to dedicate an inordinate amount of time and other of its resources in the first
45 days of this year in connection with the 1933 Act registration which created the Section 15(d) reporting obligation. Accordingly, the reporting company was unable, without unreasonable effort and expense, to complete certain disclosure information necessary to accurately complete Form 10-KSB for the period ended December 31, 1998. The reporting company will file such report on or before April 15, 1999.
                      PART IV.  OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

           Glenn A. Smith                 (904)          273-2980
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              (Name)                   (Area Code)  (Telephone number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                         [X] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [ ] Yes   [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          ACCESS POWER, INC.
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             (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date

     April 1, 1999
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By   ________________________________________
     Glenn A. Smith
     Chief Executive Officer

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          INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                               ATTENTION

     Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001)